As filed with the Securities and Exchange Commission on November 6, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Bunker Hill Mining Corp.

(Exact name of registrant as specified in its charter)

Nevada	32-0196442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

82 Richmond Street East

Toronto, Ontario, Canada M5C 1P1

(Address of Principal Executive Offices) (Zip Code)

Bunker Hill Mining Corp. Amended and Restated Stock Option Plan

(Full title of the plan)

J.P. Galda c/o J.P. Galda & Co. 40 E. Lancaster Avenue LTW 22 Ardmore, PA 19003
(Name and address of agent for service)
Telephone: 215-815-1534
(Telephone number, including area code, of agent for service)
Copies of communications to:
J.P. Galda & Co. Attn: J.P. Galda, Esq. 40 East Montgomery Avenue LTW 220 Ardmore, PA 19003 Telephone: 215-815-1534 Email: jpgalda@jpgaldaco.com	Brian Boonstra, Esq. Edward Shaoul, Esq. Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, CO 80202 Telephone: 303-892-9400 Email: brian.boonstra@dgslaw.com edward.shaoul@dgslaw.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 relates to the 31,744,410 shares of common stock (“Common Shares”), par value $0.000001 per Common Share, of Bunker Hill Mining Corp (“we,” “our” or the “Company”) authorized for issuance under the Bunker Hill Mining Corp. Amended and Restated Stock Option Plan (the “Plan”). The authorization of that number of Common Shares that is equal to the number of Common Shares outstanding, from time to time, at the time of grant of stock options under the Plan, was approved by the Company’s board of directors (the “Board”) on July 5, 2023 and by the Company’s shareholders at an annual general and special meeting of shareholders on July 6, 2023.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. We will deliver the documents containing the information specified in Part I to the participants in the Plan covered by this registration statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus for the Plan that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The reports listed below have been filed with the Commission by the Company and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed.

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on April 17, 2023;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023 filed with the Commission on May 12, 2023 and August 14, 2023, respectively; and

(c) The Company’s Current Reports on Form 8-K filed with the Commission on March 31, 2023, June 1, 2023, June 29, 2023, July 11, 2023, August 11, 2023 and August 17, 2023 (excluding the portions of such documents not deemed to be filed).

Item 4. Description of Securities.

Our authorized capital stock consists of consists of 1,500,000,000 Common Shares with a par value of $0.000001 per Common Share and 10,000,000 shares of preferred stock with a par value of $0.000001 per preferred share (the “Preferred Shares”). As of October 31, 2023, there were 322,619,482 Common Shares outstanding.

The following description of our Common Shares and provisions of our articles of incorporation and by-laws is only a summary. Investors are directed for a complete description of the terms and provisions of our articles and by-laws, which are exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on April 17, 2023. We encourage you to review complete copies of our articles and by-laws.

Voting Rights

Holders of the Common Shares are entitled to one vote per Common Share on all matters to be voted upon by the shareholder.

Dividend Rights

Holders of Common Shares are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available for dividends.

Liquidation Rights

Upon the liquidation, dissolution, or winding up of our company, the holders of Common Shares are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities.

Conversion and Redemption

Holders of Common Shares have no preemptive, subscription, redemption or conversion rights.

Preferred Shares

The Articles of Incorporation authorizes the Board to establish one or more series of Preferred Shares. Unless required by law or by any stock exchange, and subject to the terms of the articles of incorporation, the authorized Preferred Shares will be available for issuance without further action by holders of Common Shares.

The Board is able to determine, with respect to any series of Preferred Shares, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

The Company could issue a series of Preferred Shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Common Shares might believe to be in their best interests or in which the holders of Common Shares might receive a premium over the market price of the Common Shares. Additionally, the issuance of Preferred Shares may adversely affect the rights of holders of Common Shares by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of Preferred Shares could have an adverse impact on the market price of Common Shares.

Change of Control

Nevada’s “Acquisition of Controlling Interest Statute” applies to Nevada corporations that have at least 200 shareholders, with at least 100 shareholders of record being Nevada residents and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company’s stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested shareholders vote to restore the voting rights of the acquiror’s shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the “fair value” of their shares. The Nevada statute also restricts a “business combination” with “interested shareholders,” unless certain conditions are met, with respect to corporations which have at least 200 shareholders of record. A “combination” includes:

(i)	any merger with an “interested shareholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested shareholder;
(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an “interested shareholder,” having an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets; an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or representing 10% or more of the earning power or net income of the corporation;
(iii)	any issuance or transfer of shares of the corporation or its subsidiaries, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to the “interested shareholder”;
(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested shareholder”;
(v)	certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the “interested shareholder”; or
(vi)	the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder.”

An “interested shareholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock. A corporation to which this statute applies may not engage in a “combination” within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all applicable statutory requirements are met.

Approval of mergers, conversion, amendments to the articles of incorporation, and sales, leases or exchanges of all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of shareholders of the corporation surviving a merger is necessary if:

(i)	the merger does not amend the articles of incorporation of the corporation;
(ii)	each outstanding share immediately prior to the merger is to be an identical share after the merger;
(iii)	the number of voting shares outstanding immediately after the merger, plus the number of voting issued as a result of the merger, either by the conversion of shares securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and
(iv)	the number of participating shares (i.e. shares that entitle their holders to participate without limitation in distribution) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;
(b)	the establishment of a program of self-insurance;
(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and
(d)	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to Nevada Revised Statutes Section 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;
(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or
(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation and bylaws limit director liability and provide for indemnification to the fullest extent provided by Nevada law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of Liberty Silver Corp. effective January 30, 2015 (incorporated by reference to Exhibit 3.9 to the Form S-1 filed on October 27, 2020)
4.1.1	Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations effective September 29, 2017 (incorporated by reference to Exhibit 3.7 to the Form 8-K filed on September 18, 2017)
4.1.2	Certificate of Change effective May 3, 2019 (incorporated by reference to Exhibit 3.10 to the Form S-1 filed on October 27, 2020)
4.1.3	Certificate of Amendment dated June 17, 2020 (incorporated by reference to Exhibit 3.11 to the Form S-1 filed on October 27, 2020)
4.1.4	Certificate of Amendment dated November 17, 2022 (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on November 18, 2022)
4.1.5	Certificate of Correction dated December 6, 2022 (incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the Form S-1 filed on December 23, 2022)
4.2	Amended and Restated Bylaws of Liberty Silver Corp. dated December 21, 2012 (incorporated by reference to Exhibit 3.6 to the Form 8-K filed on December 28, 2012)
4.3	Bunker Hill Mining Corp. Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on August 11, 2023)
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of MNP LLP
23.3	Consent of Resource Development Associates Inc.
23.4	Consent of Robert H. Todd
23.5	Consent of Peter Kondos
24.1	Powers of Attorney (included on signature page of this Registration Statement)
107	Filing Fee Table

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A.(1)(i) and A.(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on November 6, 2023.

Bunker Hill Mining Corp.

By:	/s/ Sam Ash
Name:	Sam Ash
Title:	Chief Executive Officer, Principal Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Sam Ash and Gerbrand Van Heerden, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	November 6, 2023	By:	/s/ Sam Ash
		Name:	Sam Ash
		Title:	Chief Executive Officer, Principal Executive Officer and Director

Date:	November 6, 2023	By:	/s/ Gerbrand Van Heerden
		Name:	Gerbrand Van Heerden
		Title:	Chief Financial Officer and Corporate Secretary, Principal Financial Officer, Principal Accounting Officer

Date:	November 6, 2023	By:	/s/ Richard Williams
		Name:	Richard Williams
		Title:	Executive Chairman and Director

Date:	November 6, 2023	By:	/s/ Dickson Hall
		Name:	Dickson Hall
		Title:	Director

Date:	November 6, 2023	By:	/s/ Mark Cruise
		Name:	Mark Cruise
		Title:	Director

Date:	November 6, 2023	By:	/s/ Cassandra Joseph
		Name:	Cassandra Joseph
		Title:	Director

Date:	November 6, 2023	By:	/s/ Pamela Saxton
		Name:	Pamela Saxton
		Title:	Director

Date:	November 6, 2023	By:	/s/ Paul Smith
		Name:	Paul Smith
		Title:	Director